                      TCW FUNDS, INC. - Rule 10f-3 Transactions – Six Months Ended 4/30/2013

                      Item 77 O

Name of Security	Date of Purchase	Affiliated Syndicate Member	Securities Purchased From
Niagara Mohawk	11/20/12	SG Americas	JP Morgan Chase
Plains All American Pipe Line	12/3/12	SG Americas	Wells Fargo Investments
Total Capital Canada LTD	1/10/13	SG Americas	Barclays Capital
Anheuser-Busch InBev	1/14/13	SG Americas	Deutsche Bank Securities

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